Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2019 FINANCIAL RESULTS

Roanoke, Va., March 12, 2019 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter ended January 31, 2019.

First Quarter 2019 Financial Results

Consolidated net sales were $16.8 million in the first quarter of fiscal year 2019, a decrease of 4.6% when compared to net sales of $17.6 million in the first quarter of fiscal year 2018. The Company’s net sales in enterprise and specialty markets decreased in the first quarter of fiscal year 2019, compared to the same period last year. The net decrease in the specialty markets reflects $1.2 million in net sales related to a military project during the first quarter of last year that did not recur this year. OCC’s sales order backlog/forward load was $10.0 million at the end of the first quarter—higher than typically would be expected.

Gross profit was $3.6 million in the first quarter of fiscal year 2019, compared to gross profit of $5.2 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 21.3% in the first quarter of fiscal year 2019 compared to 29.8% for the same period in fiscal year 2018.

OCC’s net sales and gross profit during the first quarter of fiscal year 2019 were impacted by initiatives intended to ultimately increase production throughput and efficiency in order to meet increased product demand over the short- and long-term. These initiatives, which include the expansion, training, and restructuring of the Company’s manufacturing workforce, and certain process changes, created throughput constraints and inefficiencies in the Roanoke facility—particularly increased labor related costs—in the first quarter of fiscal 2019.

Optical Cable Corp. – First Quarter 2019 Earnings Release

SG&A expenses were $6.8 million during the first quarter of fiscal year 2019, an increase of 21.9% compared to $5.6 million for the first quarter of fiscal year 2018. SG&A expenses as a percentage of net sales were 40.4% in the first quarter of fiscal year 2019, compared to 31.7% during the same period last year. The increase in SG&A expenses was primarily the result of increases in employee related costs totaling $1.1 million. The largest increase in employee related costs was a result of share-based compensation expense of $862,000 in the first quarter of fiscal year 2019, an increase of $749,000 in such costs compared to the same period in fiscal year 2018, as a result of previously granted long-term, performance-based equity grants that vested on January 31, 2019.

For the first quarter of fiscal year 2019, OCC recorded a net loss of $3.3 million, or $0.44 per basic and diluted share, compared to a net loss of $410,000, or $0.06 per basic and diluted share, for the first quarter of fiscal year 2018.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Demand for OCC’s comprehensive suite of innovative and integrated solutions continues to show strength—particularly in a number of our specialty markets—and OCC is taking actions to meet this increasing product demand. We are working hard to quickly realize the ultimate benefits of initiatives to increase manufacturing throughput and enhanced operational efficiency.”

Mr. Wilkin concluded, “We are excited about the opportunities we see for 2019 and beyond. As we move forward, we are focused on executing on our growth strategies and marketing initiatives in targeted markets to meet the needs of our diverse customer base. We are confident the actions we are taking will position OCC to deliver enhanced value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, March 12, 2019, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 4580908. For interested individuals unable to join the call, a replay will be available through Tuesday, March 19, 2019 by dialing (800) 585-8367 or (404) 537-3406, passcode 4580908. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

Optical Cable Corp. – First Quarter 2019 Earnings Release

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2019	2018

Net sales	$16,751	$17,551
Cost of goods sold	13,188	12,322

Gross profit	3,563	5,229

SG&A expenses	6,774	5,558
Royalty (income) expense, net	─	(5)
Amortization of intangible assets	10	7

Loss from operations	(3,221)	(331)

Interest expense, net	(116)	(129)
Other, net	─	10
Other expense, net	(116)	(119)

Loss before income taxes	(3,337)	(450)

Income tax benefit	27	40

Net loss	$(3,310)	$(410)

Net loss per share:
Basic and diluted	$(0.44)	$(0.06)

Weighted average shares outstanding:
Basic and diluted	7,537	6,668

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Optical Cable Corp. – First Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31,	October 31,
	2019	2018
Cash	$418	$177
Trade accounts receivable, net	9,851	12,833
Inventories	19,486	17,475
Other current assets	518	562
Total current assets	30,273	31,047
Non-current assets	11,894	12,051
Total assets	$42,167	$43,098

Current liabilities	$7,711	$7,028
Non-current liabilities	10,961	9,259
Total liabilities	18,672	16,287
Total shareholders’ equity	23,495	26,811
Total liabilities and shareholders’ equity	$42,167	$43,098

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